UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2001

Timberline Software Corporation
(Exact Name of Registrant as specified in its charter)

Oregon	0-16376	93-0748489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15195 N.W. Greenbrier Parkway, Beaverton, Oregon	97006-5701
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code:     (503) 690-6775

(Former name or former address, if changed since last report)

Item 7.     Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated July 18, 2001

Item 9.     Regulation FD Disclosure

          On July 18, 2001, Timberline Software Corporation issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended June 30, 2001.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE SOFTWARE CORPORATION (Registrant)
Date: July 18, 2001	By: /s/ Carl C. Asai Carl C. Asai, Senior Vice President and Chief Financial Officer

Exhibit 99

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO Phone: 503.690.6775 • Fax: 503.439.5299 • timberline.com

TIMBERLINE REPORTS SECOND QUARTER RESULTS AND DECLARES REGULAR QUARTERLY
CASH DIVIDEND

Beaverton, Oregon – July 18, 2001 – Timberline Software Corporation (NASDAQ: TMBS), a leading supplier of accounting, cost estimating and service management software for the construction and property management industries, today reported higher second quarter revenue, but lower earnings than in the same period last year. The Company also declared its regular quarterly cash dividend.

Revenue for the quarter ended June 30, 2001 was $14,289,000, an increase of 18% from $12,141,000 for the same quarter a year ago. Net income for the quarter decreased to $424,000 or $.04 per diluted share compared to net income of $589,000 or $.05 per diluted share for the second quarter of 2000.

For the six months ended June 30, 2001, the Company's net income decreased to $1,018,000 or $.09 per diluted share on revenue of $28.4 million compared to net income of $1,537,000 or $.12 per diluted share on revenue of $24.5 million.

“We are very pleased with the growth in our revenue and are working hard to maintain the momentum we have been building in this area,” said Curtis Peltz, Timberline’s President and Chief Executive Officer. “Quarterly revenue increased for the fourth consecutive quarter and we had significant growth in both software license and service fee revenue over the second quarter last year. Our earnings were lower than a year ago because of investments in our planned strategy to extend our market dominance.”

Software license revenue increased 20% to $6,181,000 in the second quarter of 2001 from $5,136,000 in 2000. Service fees increased 16% to a record quarterly amount of $7,904,000 in the second quarter of 2001 from $6,800,000 for the same quarter a year ago.

Operating expenses for the quarter increased 24% to $12,542,000 in 2001 from $10,089,000 in 2000. The increases were due to the Company’s investment to rebuild its software revenue and maintain its growth in service revenue, which included development of new product functionality and targeted sales and marketing initiatives. The Company also increased client services expenses, primarily as a result of new employees hired during the previous year to support the growth in service fee revenue.

The Company’s financial position remains strong with $10.6 million in cash and temporary investments at June 30, 2001. Cash and temporary investments decreased since the beginning of the year due to the Company’s investment in product development on new applications, equipment purchases, dividends and share repurchases which occurred during the first quarter.

The Company’s Board of Directors declared the regular quarterly cash dividend of $.04 per share payable August 17, 2001 to shareholders of record on August 3, 2001.

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO Phone: 503.690.6775 • Fax: 503.439.5299 • timberline.com

BUSINESS OUTLOOK FOR 2001

Activity within the construction industry was relatively strong during the first six months of 2001, despite the economic weakness in other sectors of the U.S. economy. In providing guidance for the second half of 2001, the Company continues to be encouraged by the level of software purchasing activity in the construction sector during the first six months of 2001 and the continuing decline in interest rates. Absent any economic downturn that negatively impacts software purchases during the second half of 2001, the Company expects both software license and service fee revenue for the third and fourth quarter to exceed the amounts reported for the comparable periods in 2000. This expectation is based primarily on revenue from new products and new product enhancements that have been or are expected to be released this year, the expansion of its business into new markets within the construction industry, and an increase in service plan revenue. Although operating expenses in 2001 will be higher than last year, the earnings guidance for 2001 that the Company gave after the end of the first quarter this year remains unchanged. Earnings per share for the year is expected to meet or slightly exceed earnings per share reported by the Company for 2000.

The above estimates are made by the Company’s management based on current expectations and information available at this time. In making these estimates, the Company assumes no burden to update these estimates, even if it appears actual results will differ materially from these estimates.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call today at 1:30 p.m. PDT to review its financial results for the quarter. Interested parties may listen to the call in real-time on the Internet by accessing the Company’s web site at www.timberline.com. A recording of the call will be available for future listening on the Company’s web site shortly after the conference call has been completed. Interested parties may also listen to a recording of the conference call, shortly after the conference call has concluded, by dialing (888) 203-1112 with the passcode 652152. Both of these recordings will be available through August 3, 2001.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, general economic conditions in the U.S., growth in the U.S. construction industry, demand for the Company’s products and services, impact of competitive products and pricing, timing of the release of the Company’s new products or enhancements to its current software products, acceptance in the market place of the Company’s new products and enhancements, and other factors set forth from time to time in the Company’s filings with the SEC. Specific risks in this press release include the Company’s estimate of software license and service fee revenue, operating expenses and net income.

Note:     Transmitted on PR Newswire @ 1:05 PM PDT, July 18, 2001

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts in thousands, except per share data)

	Six Months Ended June 30,		Quarter Ended June 30,
	2001	2000	2001	2000
Net revenue: Computer software	$12,594	$10,686	$ 6,181	$ 5,136
Service fees	15,399	13,275	7,904	6,800
Other	448	520	204	205
Net revenue	28,441	24,481	14,289	12,141
Cost and expenses: Cost of revenue	2,654	2,612	1,328	1,427
Client services	7,065	5,946	3,563	2,842
Product development	8,157	6,383	4,254	3,265
Sales and marketing	5,744	4,465	2,904	2,338
General and administrative	3,619	3,223	1,821	1,644
Total cost and expenses	27,239	22,629	13,870	11,516
Operating income	1,202	1,852	419	625
Other income	255	569	150	280
Income before income taxes	1,457	2,421	569	905
Provision for income taxes	439	884	145	316
Net income	$ 1,018	$ 1,537	$ 424	$ 589
Earnings per share: Basic	$ 0.09	$ 0.12	$ 0.04	$ 0.05
Diluted	0.09	0.12	0.04	0.05
Weighted-average common shares outstanding, used in computing earnings per share: Basic	11,681	12,814	11,648	12,800
Diluted	11,860	13,106	11,905	13,023

TIMBERLINE SOFTWARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts in thousands)

	Jun 30, 2001	Dec 31, 2000
Assets Current assets: Cash and temporary investments	$ 10,624	$ 11,865
Accounts receivable	5,720	5,183
Other current assets	2,903	3,033
Total current assets	19,247	20,081
Property and equipment	21,824	21,834
Capitalized software costs	8,860	6,827
Other assets	306	226
Total assets	$50,237	$48,968
Liabilities and Shareholders' Equity Current liabilities: Accounts payable	$ 1,557	$ 1,532
Deferred revenues	16,428	15,415
Other current liabilities	2,932	3,167
Total current liabilities	20,917	20,114
Deferred credits	4,359	3,492
Shareholders' equity: Common stock	350	353
Additional paid in capital	5,287	5,297
Accumulated other comprehensive income	27	20
Retained earnings	19,297	19,692
Total shareholders' equity	24,961	25,362
Total liabilities and shareholders' equity	$ 50,237	$ 48,968